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                                                                EXHIBIT 10.3

                        EMPLOYMENT SEPARATION AGREEMENT

THIS AGREEMENT is made effective September 9, 1996 (the "Effective Date") by and between Patrick R. Cruzen ("Cruzen"), and Grand Casinos, Inc. ("Grand").

WHEREAS, Cruzen is an employee, President and director of Grand; and

WHEREAS, Cruzen desires to resign from his position as employee, President and director of Grand pursuant to the terms and conditions stated in this Agreement; and

WHEREAS; Grand desires to accept such resignation;

NOW THEREFORE, in consideration of the foregoing, and the promises, agreements and releases stated below, Grand and Cruzen hereby agree as follows:

1. Resignation. Cruzen hereby resigns as (i) an employee of Grand, (ii) as President and director of Grand, and (iii) as director and officer of any and all subsidiaries and affiliates of Grand, all effective as of the Effective Date.

2. Continued Salary and Benefits. Grand shall continue to provide and pay to Cruzen all salary and benefits to which Cruzen is entitled as an employee of Grand to and including September 9, 1996. Such payment and provision shall be at the rates and with such coverage as is in effect on the Effective Date.

3. Insurance. Cruzen and Grand acknowledge that Cruzen has the right under applicable federal and state laws to, at Cruzen's expense, continue the life, dental and medical insurance coverage provided as of the Effective Date to Cruzen and Cruzen's spouse and dependents as a benefit related to Cruzen's employment by Grand. Grand shall make the payments for such life, dental and medical insurance for the period from the Effective Date through



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December 31, 1996.  Beginning on January 1, 1997, Cruzen shall become responsible for making such payments.

Grand shall from January 1, 1997 until the date (the "Insurance Payment Termination Date") which is the earlier of (i) December 31, 1997, or (ii) the date on which Cruzen and his spouse and dependents no longer qualify for insurance continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), pay to Cruzen for each month prior to such date, the amount of $378.03 as reimbursement for a portion of the cost of such insurance coverage for such month. Grand's payments for the period from January 1, 1997 to the Insurance Payment Termination Date shall be made contemporaneously with the monthly payments to be made by Grand pursuant to
Section 5 below.

Grand shall have no obligation to provide or pay for any disability insurance coverage for Cruzen after September 9, 1996.

4. Incentive Compensation. Grand shall pay to Cruzen an amount equal to 75% of the portion of 1996 incentive compensation attributable to (i) financial results, and (ii) guest service results which Cruzen would have received under Grand's applicable 1996 incentive compensation program had Cruzen remained continuously employed by Grand as an employee through the end of Grand's 1996 fiscal year. Payment of such portion of incentive compensation, if any, shall be made to Cruzen within 5 business days after the date, if any, on which Vice Presidents of Grand receive payment of their incentive compensation under such incentive compensation program.

5. Severance Pay.   Grand shall pay to Cruzen monthly severance pay as follows:

      (i) on January 2, 1997, the amount of $86,905.52, which amount equals $120,000 minus (a) the amount of $32,884.63 as salary paid by Grand to Cruzen for the period from September 10, 1996 to October 4, 1996, and (b) the aggregate amount of $209.85 which amount equals the aggregate sum paid by Grand



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           for the insurance coverages described in Section 3 above which exceeded or will exceed $378.03 per month for the period from September 10, 1996 to December 31, 1996; and

      (ii) consecutive monthly installments in the amount of $30,000 for each calendar month during the period from February 1, 1997 to and including December 31, 1997 (the "Severance Period"). Payments for the months of February 1997 through December 1997 shall be made on the first business day of each such month.

The payments to be made by Grand to Cruzen under this Section 5 shall not be reduced by reason of any other income earned or received by Cruzen during the Severance Period, but shall be subject to withholding and deductions required by law.

6. Confidentiality; No Recruitment. Except to the extent provided by law, Cruzen shall keep confidential and shall not, without Grand's prior written consent, disclose to any third-party any information regarding Grand and its affiliates, subsidiaries, business, methods of operation, employees, projects, plans and prospects which information has not been released to the public by Grand. If Cruzen believes such a disclosure is required by law, Cruzen shall, promptly after discovering the requirement for disclosure, give Grand written notice of both the disclosure requirement and the information which Cruzen believes must be disclosed.

Cruzen shall not, during the Severance Period, solicit or recruit, or participate in the solicitation or recruitment of, any employee of Grand for employment by Cruzen or any other party.

7. Release. In consideration of the payments and other benefits to be provided to Cruzen under this Agreement, Cruzen hereby releases and discharges Grand from any and all claims arising from Cruzen's employment by Grand and/or Cruzen's separation from such employment, excepting claims arising under or reserved in this Agreement, including the amendments


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to stock option agreements and indemnification stated in Section 11 below. Cruzen acknowledges that Grand's agreements under this Agreement constitute full and fair consideration for Cruzen's release of the claims, if any, described in the preceding sentence.

The claims which Cruzen is releasing in this Section 7, subject to the exceptions stated in the preceding paragraph, include but are not limited to the following:

      (a) All claims for alleged discrimination against Cruzen under any federal, state or local law, including but not limited to the federal Age Discrimination in Employment Act (the "ADEA") and the Minnesota Human Rights Act (the "MHRA");

      (b) All claims for breach of contract, wrongful termination, defamation and/or infliction of emotional distress;

      (c) All claims for any other alleged unlawful employment practice arising out of or relating to Cruzen's employment by Grand or Cruzen's separation from such employment; and

      (d) All claims for additional pay, benefits or any other form of remuneration, including but not limited to holiday pay, vacation pay, sick pay and/or other paid time off.

As used in the preceding two paragraphs, the term "Grand" shall include not only Grand Casinos, Inc., but also all of its past and present affiliates, subsidiaries, officers, directors, employees, insurers and agents, and all of their respective successors and assigns. As used in the preceding two paragraphs, the term "Cruzen" shall mean not only Patrick R. Cruzen, but also each of his heirs, administrators, representatives and agents, and anyone else who has or obtains rights through Patrick R. Cruzen.

Nothing in this Agreement shall be construed as an admission by Grand that Grand has any liability for any of the claims described in this Section 7.



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In consideration of the promises contained in this Agreement, Grand hereby releases and discharges Cruzen from any and all claims, whether known or unknown, asserted or unasserted, arising during the term of Cruzen's employment with Grand, excepting claims based on any fraudulent activity or misappropriation of Grand assets committed by Cruzen.

As used in the preceding paragraph, the term "Grand" shall include not only Grand Casinos, Inc., but also all of its past and present affiliates and subsidiaries and all of their respective successors and assigns. As used in the preceding paragraph, the term "Cruzen" shall mean not only Patrick R. Cruzen, but also each of his heirs, administrators, representatives and agents, and anyone else who has or obtains rights through Patrick R. Cruzen.

8. Disparagement. Grand shall not disparage, defame or denigrate Cruzen, and Cruzen shall not disparage, defame or denigrate Grand or its officers, employees or operations. Nothing in the Section 8 shall limit or restrict Cruzen's or Grand's ability to truthfully testify in or cooperate with any governmental investigation or proceeding.

9. Reference. If any party seeks a reference from Grand with respect to Cruzen, Grand shall submit to such party a letter of reference in the form attached to this Agreement as Exhibit A. Grand shall not provide to any party any oral reference regarding Cruzen without Cruzen's prior consent.

10. Rights to Counsel, Consider, Revoke or Rescind. Cruzen has retained an attorney to review and provide advise regarding this Agreement. Cruzen acknowledges that he has 21 days after the date on which he receives this Agreement to consider his release of rights and claims of age discrimination under ADEA, and he has the right to revoke the release of any rights or claims of age discrimination under ADEA within 7 days after the date on which he signs this Agreement. Cruzen acknowledges that this Agreement shall not become effective or enforceable until such 7-day revocation period has expired.



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Cruzen hereby acknowledges that he has the right to rescind his release of rights and claims of discrimination under MHRA within 15 days after the date on which he signs this Agreement. To be effective, such a rescission must be made in writing and delivered to Grand in person or by mail within the 15-day rescission period. Cruzen's notice of rescission must be (i) postmarked within such 15-day rescission period; (ii) properly addressed to Thomas J. Brosig, President, Grand Casinos, Inc., 130 Cheshire Lane, Minnetonka, Minnesota 55305; and (iii) sent by certified mail, return receipt requested.

If Cruzen exercises his rights to revoke and/or rescind any of the releases set forth in Section 7 above, in the manner described above or in any manner pursuant to applicable law, this Agreement shall without further action be null and void and of no further force and effect.

11. Indemnification. Grand shall continue to indemnify Cruzen to the fullest extent permitted by the Minnesota Business Corporation Act as of the date hereof for any and all third-party actions, claims, demands and law suits made against Cruzen (whether before, on or after the date hereof and whether based on Cruzen being an employee, officer, director or agent of Grand or any subsidiary thereof) based on acts or omissions of Cruzen which occurred during the period during which Cruzen was employed by Grand as an employee.

12. Proceedings Involving Grand. In the event that the Cruzen is requested or required to respond to investigative or discovery requests or to provide testimony or information in any legal proceeding or matter involving Grand, Cruzen shall, prior to responding or providing testimony or information, give written notice to Grand of any such request or requirement as soon as reasonably practical after Cruzen receives such request or becomes aware of such requirement. Cruzen shall, at Grand's expense, make himself available at reasonable times for interviews, depositions and testimony in connection with legal proceedings involving Grand and its subsidiaries and affiliates.

13. Complete Agreement. This Agreement is the complete agreement between Cruzen and Grand regarding the matters described herein. This


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Agreement shall not be amended or modified in any manner except by a written document signed by each of Grand and Cruzen.

14. Amendments to Stock Option Agreements. Grand and Cruzen previously entered into (i) an Option Agreement dated as of June 22, 1994 as amended by First Amendment to Option Agreement dated effective June 24, 1994 (the "First Option Agreement"), (ii) an Option Agreement (the "Second Option Agreement") dated as of October 4, 1994, and (iii) an Option Agreement (the "Third Option Agreement") dated as of May 6, 1996, pursuant to which Grand granted Cruzen certain options to purchase shares of common stock of Grand on the respective terms and conditions stated in each of the First Option Agreement, Second Option Agreement and Third Agreement (individually each an "Option Agreement").

Each Option Agreement states a schedule pursuant to which the stock options granted therein will vest. Such agreements provide that Cruzen must be an employee of Grand on each scheduled vesting date for the vesting scheduled for such date to become effective.

As of the Effective Date, the following options (adjusted to reflect the 3 for 2 stock split implemented by Grand in late 1995) have vested:

      (a)  105,000 shares under the First Option Agreement;

      (b)  30,000 shares under the Second Option Agreement; and

      (c)  0 shares under the Third Option Agreement.

Grand hereby agrees that an additional 30,000 shares (on a post 3 for 2 stock split basis) shall be vested under the Second Option Agreement as of the Effective Date. Grand further agrees that all of the shares vested under the First Option Agreement and the Second Option Agreement as of the Effective Date shall, notwithstanding any provision to the contrary in either the First Option Agreement or the Second Option Agreement, be exercisable at any time on or before September 30, 1998. Any such options which are not fully


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exercised by Cruzen on or prior to the close of Grand's business on
September 30, 1998 shall expire and terminate without further action by any party.

This Section 15 shall be an amendment to each of the First Option Agreement and the Second Option Agreement to the extent (and only to the extent) stated in this Section 15.

IN WITNESS WHEREOF, Grand and Cruzen have signed this Agreement as of the Effective Date.

Grand Casinos, Inc.


By:  s/ Lyle Berman                                  s/ Patrick R. Cruzen
     ----------------------                         ----------------------
       Name:  Lyle Berman                             Patrick R. Cruzen
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       Title:  CEO
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